The Board of Directors
OmniAmerica, Inc. (formerly Specialty Teleconstructors, Inc.):

          We consent to incorporation by reference in the registration statement (No. 333-18899) on Form S-8 of OmniAmerica Inc. (formerly Specialty Teleconstructors, Inc.) of our report dated August 29, 1997, relating to the consolidated balance sheet of OmniAmerica Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended, which report appears in the June 30, 1998, annual report on Form 10-KSB of OmniAmerica Inc. (formerly Specialty Teleconstructors, Inc.).

/s/ KPMG Peat Marwick LLP


Albuquerque, New Mexico
September 28, 1998